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                                                                     EXHIBIT 2

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Select Comfort Corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  March 27, 2000

THE ST. PAUL COMPANIES, INC.



       By:      /s/ Bruce A. Backberg
          --------------------------------
                Bruce A. Backberg
       Its:     Senior Vice President



ST. PAUL FIRE AND MARINE INSURANCE COMPANY



       By:      /s/ Bruce A. Backberg
          -------------------------------
                Bruce A. Backberg
       Its:     Senior Vice President